Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Raymond James Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities*

Fees to Be Paid:	Debt	Debt Securities	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

	Other	Warrants	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

	Other	Purchase Contracts	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

	Other	Units (3)	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

	Equity	Preferred Stock, par value $0.10 per share	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

	Equity	Depositary Shares (4)	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

	Equity	Common Stock, par value $0.01 per share	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$0 (2)

(1)

Raymond James Financial, Inc. is registering an unspecified aggregate initial offering price or number of the securities of each identified class, which may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of the entire registration fee. Registration fees will be paid subsequently on a pay-as-you-go basis. Pursuant to Rule 457(q) under the Securities Act, no separate registration fee is required for the registration of the indeterminate amount of securities to be offered solely for market-making purposes by affiliates of Raymond James Financial, Inc.

(3)

Each unit will be issued under a unit agreement, indenture, or other agreement and will represent an interest in one or more debt securities, warrants, purchase contracts, shares of preferred stock, and depositary shares, as well as debt or equity securities of third parties, in any combination, which may or may not be separable from one another.

(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.